Arrow Electronics, Inc.
              Supplemental Executive Retirement Plan
                       General Information
                            May 1998

This document provides general information about the Arrow Supplemental Executive Retirement Plan ("SERP"). It is intended only for employees who have been designated as SERP participants by Arrow's Board of Directors. The SERP is an unfunded retirement plan under the direction and control of Arrow's Board of Directors and the Committee the Board may appoint to administer it. The Board determines which employees will participate in the SERP and the terms of each employee's participation. The letter advising you of your participation will set forth the dates on which you are eligible to retire and the benefits available on those dates if you continue as a SERP participant.

Retirement Benefits

When the Board admits you to participation in the SERP, it will determine the date on which you may qualify for the maximum pension available, the amount of that pension, the earliest date on which you are eligible to retire with benefits under the Plan (your "earliest retirement date"), and the amount of pension you may receive on retirement at your earliest retirement date. You will also receive a schedule showing the amount of early retirement pension you may receive if you retire at any time between your earliest retirement date and the date you qualify for the maximum pension available.

Retirement

You may begin your retirement on or after your earliest retirement date. You retire from Arrow by advising Arrow in writing, with as much notice as possible (and not less than four months), that you wish to terminate your employment to begin retirement on a particular date. Your retirement date will then be the first day of the month following your termination, and your monthly SERP pension payment will begin on that date.

Effect of Disability

You are considered to be "disabled" if you meet the total disability requirements of the long term disability insurance offered to you by Arrow.

If you become disabled while you are participating in the SERP, but before you receive any SERP pension payments, the following provisions apply:

1. While you are disabled, you continue to accrue pension benefits to the same extent as if you were active.

2. If your employment terminates because of disability and the disability continues to your normal retirement date, your termination date for SERP purposes will be the day before your normal retirement date ("normal retirement date" means the normal retirement date under the Arrow Savings Plan and ESOP).

3. If you are eligible for a retirement pension while you are receiving disability benefits, no retirement pension will begin without your written consent.

4. Any SERP pension payments will be reduced by the full amount of any disability benefits you receive for the same period.

Effect of a Change in Control Termination

If you have an employment or other agreement which gives you additional benefits in the event of the termination of your employment for certain reasons following a change in the ownership or control of Arrow, and within 24 months after such change your employment ends either (a) involuntarily other than for Cause or Disability or (b) voluntarily by you for Good Reason (as each of those capitalized terms is defined in such agreement), then your termination is considered to be a "Change in Control Termination".

If you incur a "Change in Control Termination" after attaining age 50 and completing 15 years of SERP participation, you will receive SERP pension payments beginning on the first day of the month following the termination, in an amount equal to your normal retirement pension.

Without your written consent, no action by Arrow during the period of time during which such employment agreement is in effect may adversely affect your rights under this section.

Normal Form of Pension

Under the normal form of pension, SERP pension payments are payable for your life only. However, if you die after your pension payments begin but before you have received 60 monthly payments, then monthly payments will continue to your beneficiary in the same amount you received prior to your death, until a total of 60 payments have been made. No benefits are payable under the SERP if you die before your pension payments begin.

Optional Surviving Spouse Pension

Under this optional form of pension, your monthly pension will still be payable for your lifetime, but in a reduced amount, and without the guarantee of 60 monthly payments. The reduction will be in the amount that the Committee determines, based on the advice of its actuarial consultant, is necessary to provide a monthly survivorship pension to your spouse for his or her lifetime, in an amount equal to two-thirds of the reduced monthly benefit you were receiving.

Your election to take a surviving spouse pension must be made before your pension begins and cannot be changed after the pension begins. If you elect this benefit form, no benefits will be payable after the death of both you and your spouse. If you start to receive a reduced monthly pension under this form and your spouse then dies before you, the reduced benefit will continue to be paid for the remainder of your life. If you start to receive a reduced monthly pension under this form and you then die before your spouse, two-thirds of the reduced benefit will continue to be paid for the remainder of his or her life.

Participation Conditions

Your participation in the SERP begins on the date designated by the Board. The Board may act at any time to end your participation or to suspend your accrual of additional benefits. However, the Board may not adversely change any benefit after you retire or any accrued benefit before you retire, except with your consent. For this purpose, if you have reached your earliest retirement date, your accrued benefit is the amount you would be eligible to receive upon retirement as of the first day of the month next following the effective date of such change. If you are not then eligible to retire, your accrued benefit will be equal to the amount you would be entitled to receive on your earliest retirement date under the pre-change terms of the SERP, multiplied by the ratio of your completed months of participation in the SERP at the effective date of the change to your projected completed months of participation at such earliest retirement date under the pre-change terms of the SERP. The only way you will benefit from the SERP is to fulfill all of its requirements and retire from Arrow employment on or after your earliest retirement date. Except as noted for disability or change in control, if your employment ends for any reason before you retire under the SERP, the SERP provides no benefit to you or your beneficiary.

Accrued SERP benefits are binding obligations of Arrow Electronics, Inc. They are not protected by ERISA or other government regulations.

Termination of SERP Benefits

When you become eligible for SERP payments, your annual SERP pension will be paid to you in monthly installments. Payments will end with the payment for the month in which you die, except for any benefits payable to your beneficiary on your death before receiving at least 60 monthly payments, if your pension was payable in the normal form described above (or for any surviving pension to your spouse, if your pension was paid as a surviving spouse pension as described above), or earlier if you compete with Arrow, as defined below. You compete with Arrow if, directly or indirectly, alone, as an employee, agent, independent contractor, lender, consultant, owner, partner or joint venturer, or as an officer, director, or stockholder of any corporation, or otherwise, are employed by, participate in, are engaged in, or are connected with any person or entity which is engaged in a business of the type and character engaged in, and competitive with that conducted by Arrow. Ownership of 3% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ National Market, will not constitute a violation of this provision, so long as you do not in fact have the power to control, or direct the management of, or are not otherwise associated with, such corporation.

Medical Benefits

Arrow offers a group health care plan (the "SERP Health Plan") to participants who have retired under the SERP, which provides benefits that are identical to those provided under the group health plan offered by Arrow to its active employees (the "Active Health Plan"). The SERP Health Plan does not offer HMO options, dental coverage options, or any medical care spending account. Dependent eligibility rules for the SERP Health Plan are the same as for the Active Health Plan. If you retire with a benefit under the SERP and were covered under the Active Health Plan at the time of your retirement, you may elect for yourself and your eligible dependents, within 30 days after your retirement, to participate in the SERP Health Plan. SERP Health Plan coverage for each covered person will end when that person first becomes eligible for Medicare (whether or not they actually enroll at that time).

For you and each eligible dependent who was covered by the Active Health Plan on your termination date and begins coverage under the SERP Health Plan immediately upon your retirement under the SERP, the exclusion for pre-existing conditions under the SERP Health Plan will not apply, and annual deductible and out-of-pocket balances and/or other plan maximums will be transferred to the SERP Health Plan.

Your election and continued coverage is conditioned on your timely payment of the full cost of the coverage elected, which shall be the same amount that would be payable from time to time for that coverage if it were provided under Part 6 (Section 601 and following) of Subtitle B of Title I of ERISA (commonly known as "COBRA"). Payment of these amounts will be made by deduction from any monthly SERP pension payments. If your right to this coverage ends because you become eligible for Medicare or die, your covered spouse may elect, within 30 days of such event, to continue such coverage for himself or herself and any of your other covered dependents until your spouse dies or becomes eligible for Medicare, conditioned on timely payment of the full COBRA cost of such coverage as set forth above. If your spouse is receiving a survivorship pension under the SERP, the required cost will be deducted monthly from those pension payments.

If payment of the full COBRA cost of the coverage elected is not made by deduction from the monthly SERP pension benefit, an arrangement for timely payment of those amounts that is satisfactory to Arrow must be made. If timely payments of those amounts are not received by Arrow, the coverage will be canceled and may not thereafter be reinstated.

The period for which coverage is available to your covered spouse and/or dependent children as set forth above may in part be concurrent with a period for which COBRA continuation coverage is available, and to that extent shall offset the period for which coverage under COBRA is required to be provided.
The right to coverage under the SERP Health Plan may not be changed after you retire or are eligible to retire, except pursuant to amendments that apply on a substantially equivalent basis to the rights of similarly situated active employees of Arrow (including, if applicable, amendments that terminate coverage for similarly situated active employees of Arrow).

Additional Terms & Conditions

The following terms and conditions govern the SERP. If there is any conflict between the preceding description of the SERP and its benefits and the following terms and conditions, the following terms and conditions will prevail.

 1. Definitions:

"Arrow": Arrow Electronics, Inc., or any successor thereof by merger, consolidation, purchase of substantially all of its business and assets, or otherwise.

"The Board": The Board of Directors of Arrow or any duly constituted committee thereof.

2. Committee: The Board may appoint a Committee with power and discretion to make all determinations required of it by the terms of the SERP, and its constructions and interpretations of the SERP, as well as its determinations as to rights and obligations under the SERP. The Committee's determinations shall be final and binding on all persons; provided that no member of the Committee shall be entitled to act on or decide any matter relating specifically to such member. If the Board fails to appoint a Committee, references herein to the "Committee" shall mean the Board.

3. Powers of Committee: The Committee shall have all powers necessary or helpful for purposes of administration of the SERP.

4. Determinations by Committee: In addition to the specific responsibilities stated elsewhere in the SERP, the Committee, acting directly or through its agent, shall be responsible for determination of the benefits to which any participant, beneficiary, or spouse is or may become entitled to under the SERP.

5. Direction to pay benefits: All benefit payments under the SERP shall be upon and in accordance with the written directions of the Committee or its agent.

6. Beneficiary: A participant's "beneficiary" is the person (including a trust, estate, foundation, or other entity) designated by the participant (at such time and in such manner as the Committee shall authorize) to receive the death benefit (if any) payable upon death after commencing to receive benefits, and before receiving at least 60 payments. If an individual is designated as beneficiary and dies prior to becoming entitled to benefits hereunder (or if no valid designation of beneficiary is in effect for any other reason), the beneficiary shall be the participant's estate unless otherwise provided in the beneficiary designation.

7. Liability limited; indemnification: The members of the Committee and each of them shall be free from all liability, joint and several, for their acts and conduct, and for the acts and conduct of any duly constituted agents. Arrow shall indemnify and save them harmless from the effects and consequences of their acts and conduct in such official capacity except to the extent that such effects and consequences flow from their own willful misconduct. Under no circumstances will members of the Committee be personally liable for the payment of SERP benefits.

8. Payment to incompetent: If any participant, beneficiary, or spouse entitled to benefits under the SERP shall be legally incompetent (or shall be a minor), such benefits may be paid in one or more of the following ways, as the Committee in its sole discretion shall determine

  a. To the legal representatives of the participant, beneficiary, or spouse;

  b. Directly to such participant, beneficiary, or spouse;

  c. To the spouse or guardian of such participant, beneficiary, or spouse or to the person with whom such participant, beneficiary, or spouse resides. Payment to any person in accordance with these provisions will, to the extent of the payment, discharge Arrow, and none of the foregoing or the Committee will be required to see to the proper application of any such payment. Without in any manner limiting these provisions, in the event that any amount is payable hereunder to any legally incompetent participant, beneficiary, or spouse, the Committee may in its discretion utilize the procedures described in the following section.

9. Doubt as to right to payment: If any doubt exists as to the right of any person to any benefits hereunder or the amount of time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which notice has been received from any person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Committee will be entitled, in its discretion, to direct that payment of such benefits be deferred until order of a court of competent jurisdiction, or to pay such sum into court in accordance with appropriate rules of law in such case then provided, or to make payment only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Committee).

10. Withholding. All payments under the SERP shall be subject to any applicable withholding requirements imposed by any tax or other law.

11. Source of payment: All benefits under the SERP shall be paid by Arrow out of general assets, and any rights of a participant, beneficiary, or spouse under the SERP shall be mere unsecured contractual rights. Arrow and the participants intend that any arrangements made to assist Arrow to meet obligations under the SERP shall be unfunded for tax purposes and for purposes of Title I of ERISA, and no trust, security, escrow, or similar account shall be established in connection with the SERP. Arrow may, however, in its discretion, establish a "rabbi trust" to assist in meeting its obligation to pay benefits under the SERP, and amounts paid from any such rabbi trust shall discharge the obligations of Arrow hereunder to the extent of the payments. No participant, beneficiary, or spouse shall have a preferred claim on or beneficial ownership interest in the assets of such rabbi trust.

12. Spendthrift clause: Except as otherwise provided by law, no benefit, distribution, or payment under the SERP may be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process.

13. Reimbursement of legal expenses: In the event that any dispute shall arise between a participant and Arrow relating to rights under the SERP, and it is determined by agreement between the parties, or by a final judgment of a court of competent jurisdiction that is no longer subject to appeal, that the participant has been substantially successful in such dispute, reasonable legal fees and disbursements of the participant in connection with such dispute shall be paid by Arrow.

14. Usage: Whenever applicable, the singular, when used in the SERP, will include the plural.

15. Data: Any participant, beneficiary, or spouse entitled to benefits under the SERP must furnish to the Committee such documents, evidence, or information as the Committee considers necessary or desirable for the purpose of administering the SERP, or to protect the Committee; and it is a condition of the SERP that each such participant, beneficiary, or spouse must furnish promptly true and complete data, evidence, or information and sign such documents as the Committee may require before any benefits become payable under the SERP.

16. Separability: If any provision of the SERP is held invalid or unenforceable, its invalidity or unenforceability will not affect other provisions of the SERP, and the SERP will be construed and enforced as if such provision had not been included therein.

17. Captions: The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the SERP; nor shall they, in any way, affect the SERP or the construction of any provision thereof.

18. Name: The SERP may be known as the Unfunded Pension Plan for Selected Executives of Arrow Electronics, Inc.

19. Governing law: The SERP shall be construed and governed in all respects according to the laws of the State of New York, where it is adopted, without regard to principles of conflict of laws, except to the extent preempted by federal law.

20. Right of discharge reserved: The establishment of the SERP shall not be construed to confer upon an employee or participant any legal right to be retained in the employ of Arrow or give any employee or any other person any right to benefits, except to the extent expressly provided hereunder. All employees will remain subject to discharge to the same extent as if the SERP had never been adopted, and may be treated without regard to the effect such treatment might have upon them under the SERP.

21. Amendment and termination: Arrow, by action of the Board, may at any time amend the SERP in any respect or terminate the SERP, provided that no retirement pension of a participant who has already retired as of the date of amendment or SERP termination shall be reduced thereby. However, without the express written consent of the participant (or the participant's beneficiary or spouse, if applicable), no action taken by the Board shall (a) reduce a participant's benefits below the amount of his or her accrued benefit (as described above under "Participation Conditions") prior to such action nor (b) adversely affect the right of the participant (and the participant's beneficiary or surviving spouse, if applicable) to receive payment in respect of such amount upon completion by the participant of the conditions precedent to entitlement to a retirement pension as they exist under the terms of the SERP in effect immediately prior to such action, and at the time and on the terms then in effect.

22. Grantor trust agreement/change of control: The powers, rights and duties of the Trustee under any rabbi trust created for the purpose of assisting Arrow in meeting its obligations under the SERP shall, following a "Change of Control" as defined in the trust agreement for such Trust, govern and prevail to the extent inconsistent with any of the provisions of the SERP, including without limitation provisions making the Committee's determinations final and binding, and provisions giving the Committee the right to invoke the procedures described in Sections 8 and 9 hereof, to determine the data to be required to be furnished prior to the commencement of benefits as provided in Section 15 hereof, and to make the determinations and give directions with respect to the payment of benefits as provided in Sections 4 and 5 hereof.

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